Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Reports 2015 Fourth Quarter and Full Year Results

●	Twelfth consecutive quarter of strong broadband momentum with 28,500 net broadband additions; 102,000 total 2015 net broadband additions
●	Maintained an attractive, sustainable full year dividend payout ratio of 49%
●	On schedule for closing and integrating the Verizon transaction
●	Increasing Day One synergy estimate to be in excess of $600 million

Norwalk, Conn., February 23, 2016 — Frontier Communications Corporation (NASDAQ: FTR) today reported fourth quarter 2015 revenue of $1,413 million, operating income of $182 million and net loss of $103 million, or $0.09 per share. Excluding acquisition related interest expense of $178 million, acquisition and integration costs of $86 million,  and certain tax items of $7 million, net (combined after-tax impact of $159 million, or $0.14 per share), non-GAAP adjusted net income was  $56 million, or $0.05 per share, for the fourth quarter of 2015 (See attached Schedule B).

"For Frontier, 2015 represented a year of substantial accomplishments in ongoing operations, the successful integration of the State of Connecticut, including delivering synergies in excess of our targets, and the preparation for the acquisition of the Verizon California, Texas, and Florida properties,” said Dan McCarthy, Frontier President and Chief Executive Officer. “We achieved another year of very robust broadband growth, representing our third consecutive year of broadband additions in excess of 100,000.  We embarked upon an enhancement of our capabilities, including the improvement of our broadband offerings in rural markets through the FCC’s Connect America Fund I and II, the increase of speeds in other markets through our own initiative, as well as the rollout of video capabilities to new markets. I believe that these endeavors will increase the competitive capabilities of Frontier’s offerings.”

“We anticipate that we will begin operating the Verizon California, Texas, and Florida markets with the commencement of our second quarter on April 1st, 2016.  This transformative acquisition will expand Frontier’s operations into new markets with leading-edge capabilities, increase our economies of scale, and improve our competitive position. We have increased our Day One synergy estimate and are continuing to refine our target cost structure.  We are also confident in our ability to maintain the sustainable, attractive dividend and dividend payout ratio that our investors have come to rely upon from Frontier. The entire leadership team is focused on delivering increased shareholder value.”

Revenue for the fourth quarter of 2015 was $1,413 million, a decrease of $11 million, or 1%, from  $1,424 million reported in the third quarter of 2015.  Regulatory revenue, which includes switched access and subsidy revenues, improved by $5 million during the fourth quarter due to additional revenue from the Connect America Fund Phase II program.

Customer revenue for the fourth quarter of 2015 of $1,207 million decreased 1%  from  $1,223 million in the third  quarter of 2015 due to the continued decline in voice services revenue of $18 million. Total residential revenue was $594 million for the fourth quarter of 2015,  compared to $606 million in the third quarter of 2015. Total business revenue was $613 million for the fourth quarter of 2015,  compared to $617 million in the third quarter of 2015.

At December 31, 2015,  Frontier had 3,124,200 residential customers.  The fourth quarter of 2015 resulted in a net reduction of 0.7% of our residential customers,  compared to a net reduction of 0.9%  in the third quarter.   The average monthly residential revenue per customer was $63.14 in the fourth quarter of 2015, a decrease of $0.69, or 1.1%, compared to the third quarter, due to the decline in voice services revenue.

At December 31, 2015,  Frontier had 289,200 business customers.  The fourth quarter of 2015 resulted in a net reduction of 1.7% of our business customers,  similar to the net reduction of 1.7%  in the third quarter. The average monthly business revenue per customer was $700.03,  an increase of 0.9% over the third quarter, as the business customer decline continued to be driven by a decrease in the number of small business customers which have less revenue per customer.

At December 31, 2015,  Frontier had 2,462,100 broadband customers.  We added 28,500 net broadband customers during the fourth quarter of 2015 compared to 27,200 net additions in the third quarter.  We added 102,000 net broadband customers during the full year of 2015 compared to 108,700 net additions in 2014.

At December 31, 2015,  Frontier had 553,700 video customers.  The fourth quarter of 2015 resulted in a net reduction of 5,800 video customers, including a reduction of 5,400 satellite video customers, compared to the third quarter net reduction of 9,600 video customers, including a reduction of 6,900 satellite video customers.

Network access expenses for the fourth quarter of 2015 were $165 million,  compared to $159 million in the third quarter.  Network related expenses for the fourth quarter of 2015 were $318 million, compared to $331 million in the third quarter. Selling, general and administrative (SG&A) expenses for the fourth quarter of 2015 were $343 million, compared to $344 million in the third quarter.

Our cash operating expenses of $813 million during the fourth quarter of 2015 decreased from $836 million in the third quarter of 2015 due to reduced storm-related costs, decreased network services costs and lower cash pension and other post-retirement benefit costs (See attached Schedule C).

Depreciation and amortization for the fourth quarter of 2015 was $319 million,  compared to $325 million in the third quarter.

Acquisition and integration costs for the fourth quarter of 2015 were $86 million compared to $58 million in the third quarter. For the fourth quarter of 2015, these costs include $2 million related to the October 2014 Connecticut acquisition and $84 million related to the pending Verizon transaction.

Operating income for the fourth quarter of 2015 was $182 million and operating income margin was 12.9% compared to operating income of $207 million and operating income margin of 14.6% in the third quarter.

Interest expense for the fourth quarter of 2015 was $362 million compared to $246 million in the third quarter.  Interest expense increased by $116 million in the fourth quarter, primarily due to the additional interest on the $6.6 billion private debt financing completed in September 2015 in connection with the pending Verizon transaction, partially offset by lower commitment fees for the Verizon transaction bridge loan facilities, which were terminated after the third quarter with the completion of the private debt offering.

Income tax expense/benefit for the fourth quarter of 2015 was a tax benefit of $73 million compared to a tax benefit of $24 million in the third quarter.  Frontier’s effective tax rate for the fourth quarter of 2015 was 41.5%.

Net income/loss was a net loss of $103 million, or $0.09 per share, in the fourth quarter of 2015, compared to a  net loss of $14 million, or $0.01 per share, in the third quarter.  The fourth quarter of 2015 included acquisition related interest expense of $178 million, acquisition and integration costs of $86 million,  and certain tax items of $7 million, net (combined after-tax impact of $159 million, or $0.14 per share). Excluding the impact of these items, the non-GAAP adjusted net income for the fourth quarter of 2015 was  $56 million, or $0.05 per share, as compared to $35 million, or $0.03 per share, in the third quarter.

Capital expenditures for Frontier operations were $185 million for the fourth quarter of 2015 compared to $177 million for the third quarter.  In addition, acquisition related capital expenditures were $52 million in the fourth quarter of 2015 and $63 million in the third quarter.  Capital expenditures funded by the Connect America Fund Phase I were $6 million in the third quarter of 2015.

Operating cash flow was $501 million for the fourth quarter of 2015 resulting in an operating cash flow margin of 35.4%, compared to operating cash flow of $532 million and an operating cash flow margin of 37.5% for the third quarter.  Operating cash flow for the fourth quarter of 2015,  as adjusted, was  $600 million, or 42.5%, after excluding $86 million of acquisition and integration costs and $13 million of non-cash pension and other postretirement benefit costs, as compared to $588 million in the third quarter  (See attached Schedule A).

Free cash flow, as adjusted, was $243 million for the fourth quarter of 2015 compared to $229 million in the third quarter (See attached Schedule A). Free cash flow, as adjusted, was $869 million for the full year of 2015, as compared to $793 million in 2014.   Excluding the additional dividends paid on the common and preferred stock issued in the June 2015 equity offerings and interest costs on our September 2015 private notes offering, our dividend represented a 43% payout of free cash flow, as adjusted, for the fourth quarter of 2015 compared to 46% for the third quarter.

Pension Contributions

Cash contributions to the pension plan were $62 million during the full year of 2015.    We expect that we will make contributions to our pension plan of approximately $15 million to $25 million in 2016,  including the potential impact of the Verizon Transaction.

Non-GAAP Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income, free cash flow, adjusted free cash flow, operating cash flow, adjusted operating cash flow and cash operating expenses. A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income (loss) as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by Frontier may not be comparable to similarly titled measures of other companies.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.  In addition, we believe that non-GAAP adjusted net income, free cash flow, adjusted free cash flow,  operating cash flow, adjusted operating cash flow and cash operating expenses, as we define them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income (loss) as reflected in the statement of operations, or cash flow as reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. We also believe that using the adjusted dividend payout ratio is a better metric than the unadjusted dividend payout ratio until the completion of the Verizon Transaction.  The adjusted dividend payout ratio excludes both the cash flow from these to-be-acquired operations and the impact of the interest expense and dividends on the incremental capital that Frontier raised to finance the Verizon Transaction.  Frontier has shown adjustments to its financial presentations to exclude certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs, non-cash pension and other postretirement benefit costs and gain on sale of assets, as disclosed in the attached Schedules A, B and C, because investors have indicated to management that such adjustments are useful to them in assessing Frontier and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings, as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

We will host a conference call today at 8:30  A.M. Eastern time.  In connection with the conference call and as a convenience to investors, Frontier furnished today, on a Current Report on Form 8-K, additional materials regarding fourth quarter 2015 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available beginning at noon Eastern time, Tuesday, February 23, 2016 through Sunday, February 28, 2016 at noon Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 9446371 to access the replay.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states.  Frontier’s approximately 19,200 employees are based entirely in the United States. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the pending acquisition of properties from Verizon, including our ability to complete the acquisition of such operations, our ability to successfully integrate operations, our ability to realize anticipated cost savings, sufficiency of the assets to be acquired from Verizon, our ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully, our ability to enter into or obtain, or delays in entering into or obtaining, agreements and consents necessary to operate the acquired business as planned on terms acceptable to us, and increased expenses incurred due to activities related to the transaction; the ability of the lenders to the $1.5 billion credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, to meet their obligations thereunder to fund such facility in connection with the closing of the acquisition of the Verizon properties; our ability to meet our debt and debt service obligations; competition from cable, wireless and wireline carriers and satellite companies and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2016 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q.  These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the year ended
($ in millions and shares in thousands, except per share amounts)	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014

Statement of Operations Data
Revenue	$1,413	$1,424	$1,330	$5,576	$4,772

Operating expenses:
Network access expenses	165	159	144	640	465
Network related expenses (1)	318	331	320	1,287	1,118
Selling, general and administrative expenses (1)	343	344	300	1,348	1,088
Depreciation and amortization	319	325	323	1,320	1,139
Acquisition and integration costs (2)	86	58	70	236	142
Total operating expenses	1,231	1,217	1,157	4,831	3,952

Operating income	182	207	173	745	820

Investment and other income, net	4	1	13	7	39
Interest expense	362	246	188	1,113	696

Income (loss) before income taxes	(176)	(38)	(2)	(361)	163
Income tax expense (benefit)	(73)	(24)	(16)	(165)	30

Net income (loss) (2)	(103)	(14)	14	(196)	133

Less: Dividends on preferred stock	53	67	-	120	-
Net income (loss) attributable to Frontier
common shareholders	$(156)	$(81)	$14	$(316)	$133

Weighted average shares outstanding - basic	1,161,148	1,161,207	994,541	1,084,606	994,418

Basic net income (loss) per common share (3)	$(0.14)	$(0.07)	$0.01	$(0.29)	$0.13

Non-GAAP adjusted basic net income
per common share (3)(4)	$0.05	$0.03	$0.04	$0.13	$0.18

Other Financial Data
Capital expenditures - Operations	$185	$177	$159	$710	$572
Capital expenditures - Integration activities	52	63	34	153	116
Operating cash flow, as adjusted (4)	600	588	569	2,313	2,085
Free cash flow, as adjusted (4)	243	229	193	869	793
Free cash flow (4)	12	151	193	560	793
Dividends paid - Common Stock	123	122	100	456	401
Dividends paid - Preferred Stock	53	67	-	120	-
Dividend payout ratio (5)	1146%	81%	52%	82%	51%
Dividend payout ratio, as adjusted (6)	43%	46%	52%	49%	51%

(1)	Includes severance costs of $1 million for the quarter ended September 30, 2015 and $2 million for each of the years ended December 31, 2015 and 2014, respectively.
(2)

Reflects acquisition and integration costs of  $86 million($47 million or $0.04 per share after tax), $58 million ($27 million or $0.02 per share after tax) and $70 million ($44 million or $0.04 per share after tax)  for the quarters ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively, and $236 million ($133 million or $0.12 per share after tax) and $142 million ($90 million or $0.09 per share after tax) for the years ended December 31, 2015 and 2014, respectively.

(3)	Calculation based on weighted average shares outstanding-basic.
(4)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(5)	Represents total dividends paid on common shares divided by free cash flow, as determined in Schedule A.
(6)	Represents dividends paid on shares outstanding prior to the June 2015 equity offerings divided by free cash flow, as adjusted, as determined in Schedule A.

Note:  As of December 31, 2015, there were 1,168,200 shares of common stock and 19,250 shares of mandatory convertible preferred stock (Series A) outstanding.

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	December 31, 2015			September 30, 2015			December 31, 2014
($ in millions)		Connecticut	Frontier		Connecticut	Frontier		Connecticut	Frontier
	Consolidated	Operations	Legacy	Consolidated	Operations	Legacy	Consolidated	Operations	Legacy

Selected Statement of
Operations Data
Revenue:
Voice services	$482	$82	$400	$500	$86	$414	$525	$74	$451
Data and internet services	589	106	483	589	105	484	555	88	467
Other	136	59	77	134	62	72	122	45	77
Customer revenue	1,207	247	960	1,223	253	970	1,202	207	995
Switched access and subsidy	206	10	196	201	11	190	128	9	119
Total revenue	$1,413	$257	$1,156	$1,424	$264	$1,160	$1,330	$216	$1,114

Other Financial Data
Revenue:
Residential	$594	$128	$466	$606	$132	$474	$601	$116	$485
Business	613	119	494	617	121	496	601	91	510
Customer revenue	1,207	247	960	1,223	253	970	1,202	207	995
Switched access and subsidy	206	10	196	201	11	190	128	9	119
Total revenue	$1,413	$257	$1,156	$1,424	$264	$1,160	$1,330	$216	$1,114

	For the year ended
	December 31, 2015			December 31, 2014
		Connecticut	Frontier		Connecticut	Frontier
	Consolidated	Operations	Legacy	Consolidated	Operations	Legacy

Selected Statement of
Operations Data
Revenue:
Voice services	$2,022	$353	$1,669	$1,951	$74	$1,877
Data and internet services	2,337	424	1,913	1,948	88	1,860
Other	540	229	311	354	45	309
Customer revenue	4,899	1,006	3,893	4,253	207	4,046
Switched access and subsidy	677	43	634	519	9	510
Total revenue	$5,576	$1,049	$4,527	$4,772	$216	$4,556

Other Financial Data
Revenue:
Residential	$2,432	$531	$1,901	$2,092	$116	$1,976
Business	2,467	475	1,992	2,161	91	2,070
Customer revenue	4,899	1,006	3,893	4,253	207	4,046
Switched access and subsidy	677	43	634	519	9	510
Total revenue	$5,576	$1,049	$4,527	$4,772	$216	$4,556

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended				For the year ended
	December 31,	September 30,	December 31,		December 31,
	2015	2015	2014		2015	2014

Customers (in thousands)	3,413	3,441	3,510	(1)	3,413	3,510	(1)
Residential customer metrics:
Customers (in thousands)	3,124	3,147	3,205	(1)	3,124	3,205	(1)
Average monthly residential revenue per customer	$63.14	$63.83	$65.67		$63.93	$61.11
Customer monthly churn	1.76%	1.97%	1.62%		1.82%	1.73%

Business customer metrics:
Customers (in thousands)	289	294	305	(1)	289	305	(1)
Average monthly business revenue per customer	$700.03	$693.58	$688.31		$690.88	$661.15

Employees	19,160	18,638	17,354		19,160	17,354
Broadband subscribers (in thousands)	2,462	2,434	2,360	(2)	2,462	2,360	(2)
Video subscribers (in thousands)	554	560	582	(2)	554	582	(2)
Switched access minutes of use (in millions)	3,761	3,755	3,853		15,327	15,193

(1)	Reflects 468,200 residential customers, 48,800 business customers and 517,000 total customers attributable to the October 2014 Connecticut acquisition.
(2)	Reflects 384,800 broadband subscribers and 191,600 video subscribers attributable to the October 2014 Connecticut acquisition.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)
	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$936	$682
Accounts receivable, net	571	614
Restricted cash	8,444	-
Other current assets	180	119
Total current assets	10,131	1,415

Property, plant and equipment, net	8,493	8,566
Other assets - principally goodwill	8,460	8,829
Total assets	$27,084	$18,810

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$384	$298
Accounts payable and other current liabilities	1,509	1,214
Total current liabilities	1,893	1,512

Deferred income taxes and other liabilities	4,069	4,247
Long-term debt	15,508	9,393
Equity	5,614	3,658
Total liabilities and equity	$27,084	$18,810

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in millions)	For the year ended December 31,
	2015	2014

Cash flows provided from (used by) operating activities:
Net income (loss)	$(196)	$133
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	1,320	1,139
Pension/OPEB costs	10	(18)
Stock based compensation expense	27	23
Gains on sale of assets	-	(37)
Amortization of deferred financing costs	191	10
Other non-cash adjustments	-	22
Deferred income taxes	(167)	(78)
Change in accounts receivable	62	(61)
Change in accounts payable and other liabilities	102	90
Change in other current assets	(48)	47
Net cash provided from operating activities	1,301	1,270

Cash flows provided from (used by) investing activities:
Cash paid for the Connecticut Acquisition	-	(2,018)
Capital expenditures - Operations	(710)	(572)
Capital expenditures - Integration activities	(153)	(116)
Network expansion funded by Connect America Fund - Phase I	(22)	(56)
Grant funds received for network expansion from Connect America Fund - Phase I	-	4
Proceeds on sale of assets	22	39
Cash transferred (to) from escrow	(8,444)	11
Cash paid for an acquisition, net of cash acquired	(17)	-
Other	2	32
Net cash used by investing activities	(9,322)	(2,676)

Cash flows provided from (used by) financing activities:
Proceeds from long-term debt borrowings	6,603	1,911
Financing costs paid	(119)	(40)
Long-term debt payments	(298)	(260)
Proceeds from issuance of common stock, net	799	-
Proceeds from issuance of preferred stock, net	1,866	-
Dividends paid on common stock	(456)	(401)
Dividends paid on preferred stock	(120)	-
Other	-	(2)
Net cash provided from financing activities	8,275	1,208

Increase / (Decrease) in cash and cash equivalents	254	(198)
Cash and cash equivalents at January 1,	682	880

Cash and cash equivalents at December 31,	$936	$682

Supplemental cash flow information:
Cash paid during the period for:
Interest	$728	$656
Income taxes, net	$28	$70

Non-cash investing and financing activities:
Increase (decrease) in capital expenditures due to changes in accounts payable	$(56)	$(15)

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the year ended
($ in millions)	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,413	$1,424	$1,330	$5,576	$4,772
Less: Total operating expenses	1,231	1,217	1,157	4,831	3,952
Operating income	182	207	173	745	820

Depreciation and amortization	319	325	323	1,320	1,139
Operating cash flow	501	532	496	2,065	1,959

Add back:
Acquisition and integration costs	86	58	70	236	142
Pension/OPEB costs (1)	13	(3)	3	10	(18)
Severance costs	-	1	-	2	2
Adjusted operating cash flow	600	588	569	2,313	2,085

Add back:
Interest and dividend income	4	2	-	7	1
Stock based compensation	8	7	5	27	23

Subtract:
Cash paid for income taxes	1	7	34	28	70
Capital expenditures - Operations (2)	185	177	159	710	572
Interest expense (3)	183	184	188	740	674
Adjusted free cash flow	$243	$229	$193	$869	$793
Dividends on preferred stock	(53)	(67)	-	(120)	-
Incremental interest on new debt	(178)	(11)	-	(189)	-
Free cash flow	$12	$151	$193	$560	$793

Operating income margin (Operating income
divided by revenue)
As Reported	12.9%	14.6%	13.0%	13.4%	17.2%
As Adjusted (4)	19.9%	18.5%	18.4%	17.8%	19.8%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	35.4%	37.5%	37.3%	37.0%	41.0%
As Adjusted	42.5%	41.4%	42.7%	41.5%	43.7%

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts,  of $18 million, $19 million and $17 million for the quarters ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $5  million, $21 million and $14 million for the quarters ended December 31, 2015, September 30, 2015 and December 31, 2014,  respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $75 million and $59 million for the years ended December 31, 2015 and 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $65 million and $77 million for the years ended December 31, 2015 and 2014, respectively.

(2)	Excludes capital expenditures for integration activities.
(3)

Excludes interest expense of $52 million for the quarter ended September 30,  2015 and $184 million and $23 million for the years ended December 31, 2015 and 2014, respectively, related to commitment fees on bridge loan facilities. Also excludes $178 million and $11 million for the quarters ended December 31, 2015 and September 30, 2015, respectively, and $189 million for the year ended December 31, 2015 of interest expense related to the September 2015 private debt offering in connection with financing the pending Verizon transaction.

(4)	Excludes acquisition and integration costs, pension/OPEB costs and severance costs.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in millions, except per share amounts)
	For the quarter ended
	December 31, 2015		September 30, 2015		December 31, 2014
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income	Basic Earnings Per Share

GAAP, as reported
Net income (loss)	$(103)	$(0.09)	$(14)	$(0.01)	$14	$0.01
Dividends on preferred stock	(53)	(0.05)	(67)	(0.06)	-	-
Net income (loss) attributable to
Frontier common shareholders	(156)	(0.14)	(81)	(0.07)	14	0.01
Acquisition and integration costs	47	0.04	27	0.02	44	0.04
Severance costs	-	-	-	-	-	-
Acquisition related interest expense (1)	105	0.09	22	0.02	-	-
Gain on sale of assets	-	-	-	-	(8)	-
Certain tax items (2)	7	0.01	-	-	(14)	(0.02)
Dividends on preferred stock	53	0.05	67	0.06	-	-
Non-GAAP, as adjusted (3)	$56	$0.05	$35	$0.03	$36	$0.04

	For the year ended
	December 31, 2015				December 31, 2014
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share			Net Income	Basic Earnings Per Share
GAAP, as reported
Net income (loss)	$(196)	$(0.18)			$133	$0.13
Dividends on preferred stock	(120)	(0.11)			-	-
Net income (loss) attributable to
Frontier common shareholders	(316)	(0.29)			133	0.13
Acquisition and integration costs	133	0.12			90	0.09
Severance costs	1	-			1	-
Acquisition related interest expense (1)	210	0.19			14	0.01
Gain on sale of assets	-	-			(23)	(0.02)
Certain tax items (2)	(8)	(0.01)			(29)	(0.03)
Dividends on preferred stock	120	0.11			-	-
Non-GAAP, as adjusted (3)	$140	$0.13			$186	$0.18

(1)

Represents interest expense related to commitment fees on bridge loan facilities in connection with the pending Verizon transaction and the October 2014 Connecticut acquisition.  Also includes interest expense related to the September 2015 private debt offering in connection with financing the pending Verizon transaction.

(2)

Includes impact arising from state law changes, state filing method change, federal research and development credits, the domestic production activities deduction, non-deductible transaction costs, changes in certain deferred tax balances and the net impact of uncertain tax positions.

(3)	Non-GAAP, as adjusted may not sum due to rounding.

Schedule C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the year ended
($ in millions)	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014

Operating Expenses to Cash Operating Expenses

Total operating expenses	$1,231	$1,217	$1,157	$4,831	$3,952

Subtract:
Depreciation and amortization	319	325	323	1,320	1,139
Acquisition and integration costs	86	58	70	236	142
Pension/OPEB costs	13	(3)	3	10	(18)
Severance costs	-	1	-	2	2
Cash operating expenses	$813	$836	$761	$3,263	$2,687